EXHIBIT 10.1

Note : This exhibit reflects amendments to the IBM Board of Directors Deferred Compensation and Equity Award Plan (DCEAP) to bring the plan into compliance with Section 409A of the Internal Revenue Code.

IBM Board of Directors

Deferred Compensation and Equity Award Plan

ARTICLE I.                   Purpose

International Business Machines Corporation (“IBM”) established the Deferred Compensation and Equity Award Plan (the “Plan”) to enable members of the Board of Directors (the “Board”) who are not then IBM employees (“Outside Directors”) to defer receipt of compensation for the services of Outside Directors to later years and to provide part of the compensation for the services of Outside Directors in a promise to deliver shares of IBM Capital Stock (“Shares”).

ARTICLE II.                  Maintenance of Records

IBM shall maintain two bookkeeping accounts for each Outside Director, a Cash Account and a Promised Fee Shares Account, which shall be credited in accordance with the terms of this Plan and the elections of each Outside Director pursuant to this Plan.

ARTICLE III.                 Payment and Deferral of Fees

(a)       Payment in Deferred Shares; Amounts Accrued Under Retirement Plan

Sixty percent of the annual retainer fees to be earned by each Outside Director (“Fees”) shall be payable in the form of a promise by IBM to deliver Shares (“Promised Fee Shares”) pursuant to ARTICLE V hereof.  The Payment of such Promised Fee Shares shall be deferred until the Outside Director ceases to be a member of the Board.

Notwithstanding anything herein to the contrary, the Promised Fee Shares included in the Promised Fee Shares Accounts of the Outside Directors pursuant to the resolutions adopted by the Board on January 30, 1996, with respect to the elimination of retirement payments to Outside Directors shall be payable solely in cash in accordance with the provisions of ARTICLE V hereof.  The payment of such Promised Fee Shares shall be deferred until the Outside Director ceases to be a member of the Board.  Payment shall be made at that time only to those Outside Directors who have served five or more years as a Board member, subject to the discretion of the board.

(b)       Eligibility and Election

Any Outside Director may elect to defer receipt of all or any portion of the remainder of the Fees to be earned by such Outside Director by indicating such election to the Secretary of IBM on an Election Form supplied by the Secretary (“Deferral Election”).  The Outside Director’s election must specify (i) the portion of such Fees to be deferred and (ii) the choice of deferral in cash or Promised Fee Shares, pursuant to ARTICLE V hereof.

“Election Term” shall mean the period beginning on January 1 of any calendar year and ending on December 31 of such year, provided, however that if an Outside Director joins or leaves the Board during such year, the Election Term shall begin or end on the date such director joins or leaves the Board, as the case may be.

(c)       Credit for Amounts Deferred

(i)          The Cash Account will be credited with the amount of Fees accrued and deferred as cash (such credit to be made when such Fees become payable), plus interest at an annual rate equal to the average of the first 26-week Treasury Bill issued in January and July of each year, computed from the date such Fees would have been paid had they not been deferred.

(ii)         The Promised Fee Shares Account will be credited with the number of Shares, including fractions, which could have been purchased had the amount of the Fees accrued and deferred as Promised Fee Shares been used to purchase Shares on the date such Fees would have been paid had they not been deferred, at a price equal to Fair Market Value on such date.

(iii)        “Fair Market Value” shall be the average of the high and low prices of Shares on the New York Stock Exchange on the date in question, or if no sales of Shares were made on said Exchange on that date, the average of the high and low prices reported for the preceding day on which sales of Shares were made on said Exchange.

(iv)        Promised Fee Shares do not have voting rights.

(d)       Advance Notice of Election

An Outside Director shall make a Deferral Election no later than 30 days after the effective date of initial election to the Board.  Each Outside Director that does not provide notice to the Secretary of a Deferral Election in accordance with the preceding sentence will be deemed to have elected to defer receipt of all Fees (other than Fees automatically deferred) in the form of Promised Fee Shares.

(e)       Duration of Election

Each Deferral Election is irrevocable with respect to the then current Election Term.  Any modification or termination of a Deferral Election by an Outside Director must be made in writing to the Secretary of IBM within 30 days prior to the end of the then current Election Term and will become effective for the subsequent Election Term.  A Deferral Election shall continue from Election Term to Election Term unless the Outside Director submits either (i) a written request to modify or terminate that election or (ii) a new Election Form, in each case in accordance herewith.

(f)        Financial Hardship

In the event that an Outside Director incurs a severe financial hardship, the Outside Director’s Deferral Election (including a deemed election pursuant to Article III(d) hereof) may be cancelled by the Outside Director upon written request approved by the Board (or an authorized Committee of the Board); in such case, the Outside Director shall be deemed to have elected to receive cash payment of Fees (other than Fees automatically deferred) for the remainder of the Election Term.  Such severe financial hardship must be caused by an accident, illness, or other unforeseeable emergency beyond the control of the Outside Director in accordance with applicable regulations and related authority.  The Outside Director may then make a Deferral Election for any subsequent Election Term in accordance with Article III(e) hereof.

ARTICLE IV.                 Dividends, Distributions and Adjustments

Whenever a cash dividend or any other distribution is paid with respect to Shares, the Promised Fee Shares Account of each Outside Director shall be credited with an additional number of Promised Fee Shares, equal to the number of Shares, including fractional Shares, that could have been purchased had such dividend or other distribution been paid on each Promised Fee Share in the Promised Fee Shares Account (on the record date for such dividend or distribution) and the amount of such dividend or value of such other distribution been used to acquire additional Shares at the Fair Market Value on the date such dividend or other distribution is paid.  The value of any such other distribution on or related to Shares shall, at the option of the Board

(or an authorized Committee of the Board), be either determined by the Board or independently established.

The number of Promised Fee Shares shall be fully adjusted upon the occurrence of any stock split, stock dividend, recapitalization, merger or similar event, and shall be appropriately adjusted for the value (determined in the manner provided above with respect to distributions) of any right, privilege or opportunity provided or offered by IBM to holders of Shares.

ARTICLE V.                  Delivery

Delivery of amounts from the Cash Account and Shares from the Promised Fee Shares

Account will be made to an Outside Director promptly (no later than 90 days) after the date on which the Outside Director ceases to be a member of the Board; provided, that when an Outside Director terminates service on account of any act of (i) fraud or intentional misrepresentation or (ii) embezzlement, misappropriation or conversion of assets or opportunities of IBM or any direct or indirect majority-owned subsidiary of IBM, any Shares that were converted to Promised Fee Shares and credited to such Outside Director’s Promised Fee Shares Account upon termination of the Restricted Equity Award Plan (as such Shares may have been increased as a result of any dividend, distribution or adjustment in accordance with ARTICLE IV) shall be forfeited.

In the event of an Outside Director’s death, such Outside Director’s estate or beneficiaries, as appropriate, shall be paid (no later than 90 days after such death) the amount credited to his or her Cash Account and an amount equal to the Fair Market Value on the date of death of the Promised Fee Shares credited to his or her Promised Fee Shares Account.

Upon becoming entitled to receive Shares, an Outside Director may elect to receive in lieu thereof a cash payment.  Such cash payment shall be equal to the Fair Market Value of the Shares on the first day after the date on which the Director ceases to be a member of the Board.

In any case when Shares are to be delivered, a cash payment will be so made in lieu of delivering a fractional share.

ARTICLE VI.                 Source of Shares

45,000 Shares as of July 27, 1993, plus an additional 25,000 Shares as of May 1, 1994, and as of each May 1 thereafter, shall be reserved and authorized for delivery under the Plan from time to time.  These Shares may be provided from newly-issued or repurchased Shares.  If any change is made in the number of Shares outstanding or in the rights of such outstanding Shares (such as by stock split, stock dividend, combination or reclassification, recapitalization, merger or similar event), the Board (or an authorized Committee of the Board) may make such adjustments in the number of or rights relating to Shares authorized to be delivered pursuant to the Plan as the Board (or such Committee) determines is equitable to preserve the respective rights of the participants in the Plan.  Shares forfeited under the Plan or settled in cash in lieu of delivery shall not reduce the number of Shares authorized under the Plan and shall not be deemed to have been delivered under the Plan; provided, that the number of Shares settled in cash in lieu of delivery shall not exceed the cumulative number of Shares authorized for delivery under the Plan (without deduction for Shares delivered).

ARTICLE VII.               Alienability

No amount due or payable under the Plan or any interest in the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy or like encumbrance.  No such amount shall in any manner be liable for or subject to the debts or liability of any Outside Director.  Prior to delivery of Shares by IBM pursuant to ARTICLE V, no director shall have any right to transfer or assign any Shares, or any right to receive any Share, credited to him under this Plan.  Any purported assignment shall be null and void.

ARTICLE VIII.              Outside Director’s Rights Unsecured

The right of an Outside Director to receive any cash payment or Shares hereunder shall rank as an unsecured claim against IBM.  Assets that may be set aside for IBM’s convenience with respect to the Plan shall not in any way be held in trust for, or be subject to any prior claim by, an Outside Director or beneficiary.

ARTICLE IX.                Amendment and Termination

The Board or any authorized Committee of the Board may at any time terminate, and may at any time and from time to time and in any respect amend the Plan for any reason.

Amended:  October 28, 2008